Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of May 27, 2016,

among

JAZZ PHARMACEUTICALS PLC,

PLEX MERGER SUB, INC.

and

CELATOR PHARMACEUTICALS, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER dated as of May 27, 2016 (this “Agreement”), among JAZZ PHARMACEUTICALS PLC, an Irish public limited company (“Parent”), PLEX MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Parent, and Celator Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $30.25 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a different amount per share is paid pursuant to the Offer, such different amount, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, net to the seller in cash and without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, the Board of Directors of the Company has (i) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) unanimously recommended that the Company’s stockholders tender their shares of Company Common Stock in the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain holders of the Company Common Stock (the “Principal Stockholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form set forth in Annex I, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its shares of Company Common Stock in the Offer (the “Tender Agreements”).

NOW, THEREFORE, the parties hereto agree as follows:

Article I

The Offer

Section 1.01 The Offer. (a) Subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than ten business days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”)) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered pursuant to the Offer are subject to the satisfaction or waiver of the conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., New York City time, on the date that is twenty business days (determined using Rule 14d-1(g)(3) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Merger Sub expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock in their capacity as such, (v) change the form or terms of consideration payable in the Offer, or (vi) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock in their capacity as such. Notwithstanding the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, (A) extend the Offer for one or more consecutive increments of not more than ten business days each (or for such longer period as may be agreed by the Company), if at the scheduled expiration date of the Offer any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied) and (B) extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or the NASDAQ Capital Market (“Nasdaq”) applicable to the Offer; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date. In addition, if at the otherwise scheduled expiration date of the Offer each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer at the request of the Company for one or more consecutive increments of not more than ten business days each (or for such longer period as may be agreed by the Company); provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date. Notwithstanding anything to the contrary herein, if, as of the scheduled expiration date, all of the Offer Conditions are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of shares of Company Common Stock necessary to permit the Merger to be effected without a meeting of the Company’s stockholders, Merger Sub may provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than two business days after the Offer Closing Date. The date on which Merger Sub first accepts for payment the shares of Company Common Stock tendered in the Offer is referred to as the “Offer Closing Date”. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.01(a)), unless this Agreement is validly terminated in accordance with Section 8.01. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.01, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof. Nothing contained in this Section 1.01(a) shall affect any termination rights set forth in Section 8.01.

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(b)          As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable U.S. Federal securities Laws. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall reasonably inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall (x) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and (y) give reasonable and good faith consideration to any comments made by the Company or its counsel.

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(c)          Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d)          Parent, the Company and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer, such amounts as Parent, the Company or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(e)          The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or having a record date on or after the date of this Agreement and prior to the Offer Closing Date, in each case, effected in compliance with Section 5.01, and the Offer Price as so adjusted shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 1.02 Company Actions. (a) Subject to Sections 5.03 and 8.04, the Company hereby approves the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)          Subject to Section 5.03, on the date the Offer Documents are filed with the SEC or as promptly as practicable thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 5.03) and include a notice of appraisal rights in accordance with Section 262 of the DGCL, and shall disseminate the Schedule 14D-9 to the holders of Company Common Stock, in each case as and to the extent required by applicable U.S. Federal securities Laws and Section 262 of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable U.S. Federal securities Laws and Section 262 of the DGCL. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation (subject to the prior sentence and except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation in accordance with Section 5.03(b)).

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(c)          In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in connection with the Offer and the Merger. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company (and shall cause their agents to deliver to the Company) all copies of such information.

Article II

The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m., New York City time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Date, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Merger Closing, (but in no event later than the second business day following such satisfaction or waiver of such conditions) unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

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Section 2.03 Effective Time. Prior to the Merger Closing, the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

Section 2.06 Certificate of Incorporation and By-laws. (a) Subject to Section 6.04, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company, as amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law.

(b)          Subject to Section 6.04, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

Section 2.07 Directors and Officers. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)          The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)          Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

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(b)          Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of other Company Common Stock. Subject to Sections 2.08(b), and 2.08(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price in cash and without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.09, without interest.

(d)          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.08(c), but instead the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.08(c). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in, and after the Offer Closing Date, direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.09 Payment of Merger Consideration. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock. Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, immediately after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

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(b)          Payment Procedure. As promptly as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 2.08 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.08, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.08. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)          Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than two business days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled.

(d)          No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

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(e)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

(f)          Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II shall thereafter look only to Parent or its successor-in-interest for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(g)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article II.

(h)          Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Nothing contained in this Section 2.09(h) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders to receive the Merger Consideration. To the extent there are losses or the Payment Fund diminishes for any reason below the level required to promptly pay the Merger Consideration pursuant to Section 2.08(c), Parent shall replace or restore the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated affiliate.

(i)          Withholding Rights. Each of the Company, Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

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Section 2.10 Equity Awards.

(a)          Immediately prior to the Effective Time, each Company Stock Option, whether or not exercisable or vested, shall be canceled and converted into the right to receive, (i) an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Stock Option by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (such amount, the “Company Stock Option Cash Consideration”). Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than the later of (x) five business days after the Effective Time or (y) the first payroll date following the Effective Time), subject to applicable tax withholding.

(b)          The Company shall not commence any purchase period under the Company ESPP after the date hereof and, immediately prior to the Effective Time, the Company shall cause the Company ESPP to terminate.

(c)          Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.10. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option or participant in the Company ESPP shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

Section 2.11 Treatment of Warrants. Company Warrants shall be treated in accordance with the terms of the relevant Warrant Agreement. Prior to the Effective Time, Parent and the Company shall deliver notice of the Transactions to the holders of Company Warrants in accordance with the terms of the relevant Warrant Agreement. At the Effective Time, Parent shall assume each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms without any action on the part of the holder thereof.

Article III

Representations and Warranties of the Company

Except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”) or (ii) set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure also qualifies or applies to such other sections, the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 3.01 Organization, Standing and Power. Each of the Company and each of its subsidiaries (together, the “Company Subsidiaries”) is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except (other than with respect to the Company’s due organization and valid existence) where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), are included in the Filed Company SEC Documents.

Section 3.02 Capital Structure. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on May 27, 2016 (the “Measurement Date”), (i) 42,871,191 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) no Company Common Stock was owned by any Company Subsidiary, (iv) 5,395,386 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $2.47 per share, (v) no shares of Company Common Stock were subject to outstanding rights under the Company ESPP, (vi) no additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (vii) 2,970,524 shares of Company Common Stock were issuable upon exercise of the Company Warrants with a weighted average exercise price of $3.69 per share, and (viii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based incentive units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Company Warrants.

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(b)          All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)          As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d)          Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based incentive units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock by virtue of their ownership thereof. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based incentive units or other rights to acquire shares of capital stock of the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards.

(e)          All Company Stock Options are (i) evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements differ from such forms and from one another with respect to the number of Company Stock Options or shares of Company Common Stock covered thereby, the exercise price (if applicable), exercise period, vesting schedule and expiration date applicable thereto and other similar terms and (ii) were granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the applicable date of grant (as determined pursuant to Section 409A of the Code).

Section 3.03 Company Subsidiaries; Equity Interests. (a) Section 3.03(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based incentive units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

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(b)          Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or Federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b)          The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that the Transactions are fair to and in the best interest of the Company and its stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the consummation of the Offer and (iv) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (such recommendation, the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

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Section 3.05 No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree of any Governmental Entity (“Judgment”) or statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”), in either case that is applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), clause (G) of the definition of the term “Company Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)          No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) the Schedule 14D-9, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of Nasdaq and (v) such other items (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the Transactions or (B) the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), clause (G) of the definition of the term “Company Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has filed and furnished all material reports, schedules, forms, statements and other documents required to be filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”).

(b)          As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document).

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(c)          The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(d)          Except as reflected or reserved against in the consolidated balance sheet of the Company, as of December 31, 2015, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)          The Company has established and maintains and has, since January 1, 2014, maintained, disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in all material respects in compliance with the requirements of Rule 13a-15 under the Exchange Act. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such Company SEC Document). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

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Section 3.08 Absence of Certain Changes or Events. (a) Since the date of the Company Balance Sheet, there has not been any Company Material Adverse Effect.

(b)          From the date of the Company Balance Sheet through the date of this Agreement, the Company has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i)          any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any of capital stock of the Company, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent;

(ii)         any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)        except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other Contract to which the Company or any Company Subsidiary is a party, in each case, in effect as of the date of the Company Balance Sheet or (C) as required by applicable Law, (1) any adoption, entrance into, establishment of, termination of, material amendment of or modification of any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, (2) any granting to any director, executive officer or employee of the Company or any Company Subsidiary of any material increase in compensation, (3) any granting to any director, executive officer or employee of the Company or any Company Subsidiary of any severance or termination pay or any increase in severance or termination pay, (4) any entry by the Company or any Company Subsidiary into any employment, consulting, severance or termination agreement with any director or executive officer of the Company or any Company Subsidiary, (5) any hiring or termination (other than for cause) any executive officer or employee with annual base compensation equal to or greater than $250,000 or (6) any action taken to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement;

(iv)        any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company or materially revaluing any of its assets, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X promulgated under the Securities Act; or

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(v)         any agreement on the part of the Company to do any of the foregoing.

Section 3.09 Taxes. (a) The Company and each Company Subsidiary has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by, or on behalf of, the Company and each Company Subsidiary and such Tax Returns are true and complete in all material respects, and (ii) paid or withheld, or caused to be paid or withheld, all material Taxes required to have been paid by it (whether or not shown on such Tax Returns) or required to be withheld, collected or deposited by it, other, in each case, than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings (in each case provided that the Company and each Company Subsidiary has made adequate provision for such Taxes in the Company Balance Sheet in accordance with GAAP).

(b)          No deficiency for any material Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled or withdrawn. There are no examinations, audits, assessments, disputes or claims of or with respect to any Tax Return of the Company or any Company Subsidiary involving material Taxes that are currently pending, and no written claim has been received by the Company or any Company Subsidiary from any taxing authority in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to material Taxes in that jurisdiction that has not been resolved. No extension or waiver of the limitation period applicable to any material Tax Return of the Company or any Company Subsidiary has been granted and is currently in effect.

(c)          Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Merger Closing Date (other than such agreements or arrangements (i) exclusively between or among the Company and one or more wholly owned Company Subsidiaries or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax).

(d)          Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e)          Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or local Law).

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(f)          Neither the Company nor any Company Subsidiary will be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iv) a prepaid amount received, or paid, prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) or (vi) election under Section 108(i) of the Code.

(g)          Since March 28, 2005, neither the Company nor any of the Company Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group that includes only the Company and/or one or more wholly owned Company Subsidiaries) within the meaning of Section 1504(a) of the Code or any corresponding or similar provision of state, local or foreign Law (other than a group the common parent of which is Company or, in the case of a state, local or foreign group, a Company Subsidiary) filing a consolidated federal income Tax Return or (B) has any material liability for Taxes of any other Person (other than the Company and/or one or more Company Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local or foreign Law, or as a transferee or successor, by contract (other than a contract, the principal purpose of which is not the allocation or sharing of any Tax), or otherwise.

(h)          Celator UK Limited has been dormant since its formation.

(i)          The Company has made an election on a timely and properly filed IRS Form 8832 to treat Celator Pharmaceuticals, Corp as a disregarded entity for U.S. federal income tax purposes, and Celator Pharmaceuticals, Corp has been so properly treated as a disregarded entity since the time such election was made.

(j)          For purposes of this Agreement:

(i)          “Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, other information (including any declaration of estimated Tax) and information returns and any amended Tax return relating to Taxes required to be filed by the Company or any Company Subsidiary.

(ii)         “Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 3.10 Labor Relations. There are no collective bargaining or similar labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or any such Company Subsidiary. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or a Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 3.11 Employee Benefits. (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement.

(b)          With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent (with or without anonymizing applicable personal or restricted data) as a result of applicable Law relating to the safeguarding of data privacy, (ii) each trust, insurance, annuity or other funding Contract to which the Company or any Company Subsidiary is a party related thereto, (iii) the most recent annual actuarial valuations, summary plan descriptions and annual reports on Form 5500 required to be filed with the Internal Revenue Service (“IRS”) with respect thereto (if any), including all schedules and financial statements attached thereto, and (iv) all material correspondence from the IRS, the U.S. Department of Labor or any other Governmental Entity in the past three years, in each case for or in respect of any material Company Benefit Plan or material Company Benefit Agreement.

(c)          Each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)          Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the IRS (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status would not reasonably be expected to, individually or in the aggregate, result in a material liability, fine, Tax or penalty under such Company Benefit Plan.

(e)          None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, (i) any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan or (ii) any “multiemployer plan”.

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(f)          Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary other than for continuation coverage required under Section 4980B(f) of the Code or any similar state or foreign Laws.

(g)          None of the execution and delivery of this Agreement by the Company, or the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any compensation or benefit by virtue thereof, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any violation of, or default under, any Company Benefit Plan or Company Benefit Agreement or (iv) or result in payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries under any Company Benefit Plan or Company Benefit Agreement that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of the Company Subsidiaries has any indemnity obligation on or after the Effective Time for any taxes imposed under Section 4999 or 409A of the Code.

(h)          With respect to any Company Benefit Plan or Company Benefit Agreement that is maintained outside of the United States (each a “Foreign Plan”), (A) that is required by applicable foreign Law to be funded in a trust or other funding vehicle, such Foreign Plan is in compliance in all material respects with applicable foreign Laws and requirements regarding funding requirements; and (B) that is not required by applicable foreign Law to be funded in a trust or other funding vehicle, reserves have been established where required by applicable foreign Law or accounting practices in the jurisdiction in which such Foreign Plan is maintained, in each case, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(i)          For purposes of this Agreement:

(i)          “Commonly Controlled Entity” means any Person that, together with the Company, is treated as a single employer under Section 414 of the Code or within the same “controlled group” under Section 4001(a)(14) of ERISA (as defined below).

(ii)         “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any current or former employee, officer or director of the Company or any Company Subsidiary, on the other hand (but excluding any Company Benefit Plans), other than any agreement or arrangement mandated by applicable Law.

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(iii)        “Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding and each other “employee benefit plan” within the meaning the meaning of Section 3(3) of ERISA (as defined below), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary, for the benefit of any current or former director, officer or employee of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any actual or contingent liability, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 3.12 Property. Neither the Company nor any of the Company Subsidiaries own or have owned any real property. The Company and the Company Subsidiaries (a) have a good and valid leasehold interest in each lease, free and clear of all Liens, except (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty (in each case, for which adequate reserves have been provided in accordance with GAAP), (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) zoning, building and other similar codes and regulations and (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, conditions, non-exclusive licenses granted in the ordinary course of business and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Liens”), (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof that are material to the business of the Company and the Company Subsidiaries, taken as a whole, and all such leases are in full force and effect, subject to proper authorization and execution of each such lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws, and (c) are not in breach or default under any such leases, and to knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default.

Section 3.13 Contracts. (a) Except for this Agreement and the Contracts disclosed in the Filed Company SEC Documents, Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, the Company has made available to Parent true and complete copies, of:

(i)          each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

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(ii)         each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party;

(iii)        each Contract under which the Company or any Company Subsidiary (A) licenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs), and (B) develops any material Intellectual Property, itself or through a third party, except, in each case, for such license or development Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole;

(iv)        each Contract to which the Company or any Company Subsidiary is a party with any academic institution, research center or Governmental Entity to which the Company or any Company Subsidiary is a party that provides for the provision of funding to the Company or any Company Subsidiary for research and development activities involving the creation of any material Intellectual Property;

(v)         each Contract to which the Company or any Company Subsidiary is a party that provides for annual payments or receipts in excess of $400,000;

(vi)        each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty, in each case with respect to a principal amount in excess of $100,000;

(vii)       each Contract to which the Company or any Company Subsidiary is a party that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any material purchase price adjustment, “earn-out”, indemnification, payment or similar obligations on the part of the Company or any Company Subsidiary;

(viii)      each Contract to which the Company or any Company Subsidiary is a party pursuant to which the Company or any Company Subsidiary has continuing indemnification, guarantee, royalty payments, achievement of results payments, milestone payments, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business consistent with past practice), in each case that could result in payments in excess of $150,000;

(ix)         each Contract to which the Company or any Company Subsidiary is a party that obligates the Company or any Company Subsidiary to make any capital commitment, loan or expenditure, in an amount in excess of $250,000;

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(x)          other than Company Warrants or Company Stock Options, each Contract that requires or permits the Company or any Company Subsidiary, or any successor or acquirer thereto, to make any payment to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment, in each case, in an amount in excess of $250,000;

(xi)         each Contract with any Governmental Entity, in each case that could result in payments in excess of $100,000 (other than for or in respect of any Tax);

(xii)        each Contract to which the Company or any Company Subsidiary is a party, other than with respect to any partnership that is wholly owned by the Company or any wholly owned Company Subsidiary, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person; and

(xiii)       each Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (xiii) above is referred to herein as a “Specified Contract”.

(b)          As of the date of this Agreement, each of the Specified Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, there is no default under any Specified Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14 Litigation. As of the date of this Agreement, there is no claim, suit, action, investigation (to the knowledge of the Company) or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would have, and would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 3.15 Compliance with Laws. (a) Since January 1, 2014, neither the Company nor any of the Company Subsidiaries is or has been in violation of, or in receipt of notice that it is in violation of, any statute, rule or regulation of any Governmental Entities applicable to the Company or any of the Company Subsidiaries, except such as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company nor any of the Company Subsidiaries is pending or is being threatened, except such as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its respective business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. This Section 3.15 does not relate to environmental matters, which are the subject of Section 3.17, employee benefit matters, which are the subject of Section 3.11, Taxes, which are the subject of Section 3.09 or regulatory compliance, which are the subject of Section 3.16.

(b)          Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any directors, officers, employees, agents or other Persons acting on behalf of the Company or any of the Company Subsidiaries has, in the course of its actions for, or on behalf of, the Company: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.16 Regulatory Matters. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies of all Regulatory Authorizations from the FDA, EMA and all other applicable Regulatory Authorities held by the Company and the Company Subsidiaries relating to the Product and/or necessary to conduct its business as presently conducted. To the knowledge of the Company, (i) all such Regulatory Authorizations are (A) in full force and effect, (B) validly registered and on file with applicable Regulatory Authorities, (C) in compliance with all formal filing and maintenance requirements, and (D) in good standing, valid and enforceable; and (ii) the Company and each Company Subsidiary has filed all required notices and responses to notices, declarations, supplemental applications, submissions, reports (including all adverse event/experience reports) and other information with the FDA, EMA and all other applicable Regulatory Authorities.

(b)          The Product is in compliance with applicable Health Laws in all material respects, and (i) none of the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any manufacturer, supplier, vendor, formulator or packager, of Product or of ingredients or components used in the Product (but only if and to the extent directly related to any such Person’s services or other activities for the Company or any Company Subsidiary), has received any notice or other communication from any Regulatory Authority (A) withdrawing the Product or placing the Product on “clinical hold” or requiring the termination or suspension or investigation of any pre-clinical studies or clinical trials of the Product in any material respect or (B) alleging any material violation of any Health Law and (ii) as of the date hereof, to the knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against the Product or against the Company or any of the Company Subsidiaries, or to the knowledge of the Company, any manufacturer, supplier, vendor, formulator or packager, related to the Product or to any ingredients or components used in the Product (but only if and to the extent directly related to such any such Person’s services or other activities for the Company or any Company Subsidiary).

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(c)          Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole, (i) all pre-clinical studies and clinical trials conducted or being conducted with respect to the Product by or at the direction of the Company or the Company Subsidiaries have been and are being conducted in compliance with applicable Law, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and any other applicable Laws that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects and applicable Laws governing the privacy of patient medical records and other personal information and data and (ii) neither the Company nor the Company Subsidiaries have received any notifications or other communications from any institutional review board (IRB), ethics committee or safety monitoring committee raising any issues, including from any Regulatory Authority in any jurisdiction, that requires or would require the termination or suspension or investigation of any clinical studies conducted by, or on behalf of, the Company or the Company Subsidiaries, or in which the Company or the Company Subsidiaries have participated and, to knowledge of the Company, no such action has been threatened against the Company or any Company Subsidiary.

(d)          To the knowledge of the Company (i) any manufacture of the Product, including any clinical supplies used in any clinical trials, by or on behalf of the Company or the Company Subsidiaries has been conducted in all material respects in compliance with the applicable specifications and requirements of current Good Manufacturing Practices and applicable Law; and (ii) no Product has been adulterated or misbranded.

(e)          Neither the Company nor any of the Company Subsidiaries (i) has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, (ii) has failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity, (iii) is the subject of any pending or, to the Company’s knowledge, threatened investigation by any Regulatory Authority or any other Governmental Entity pursuant to the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy, or (iv) has committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Regulatory Authority or any other Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries (nor, to the knowledge of the Company, any of their respective officers, employees, agents or clinical investigators (but only if and to the extent directly related to any such Person’s services or other activities for the Company or any Company Subsidiary)) has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21. U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

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Section 3.17 Environmental Matters. (a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2014, has been in compliance with all applicable Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2014, none of the Company or the Company Subsidiaries has been subject to a Judgment or Proceeding pursuant to any applicable Environmental Law, and (iv) since January 1, 2014, none of the Company or the Company Subsidiaries has received any written notice alleging that the Company or any Company Subsidiary is in violation of any applicable Environmental Law.

(b)          For purposes of this Agreement, “Environmental Law” means any Law promulgated by any Governmental Entity with respect to pollution, the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or protection of worker health as it relates to the management of or exposure to hazardous chemicals.

Section 3.18 Intellectual Property. (a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of all of the following Intellectual Property that is owned by the Company or any Company Subsidiary: (i) issued patents and pending patent applications, (ii) trademark registrations and applications for registration of trademarks, (iii) Internet domain names, and (iv) copyright registrations (collectively, the “Company Registered Intellectual Property”). Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, (x) all of the Company Registered Intellectual Property is subsisting and in full force and effect, and (y) the issued patents and registered trademarks included in the Company Registered Intellectual Property are valid and enforceable. To the knowledge of the Company, each of the material patents and patent applications included in the Company Registered Intellectual Property properly identifies by name each and every inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such patent is issued or such patent application is pending. To the knowledge of the Company, the Company and Company Subsidiaries have, itself or through another Person, made each payment and/or taken such other action(s), as of or prior to the date of this Agreement, that were required to be made or taken in the ordinary course of business on or before the date that any such payment or other action was required to be made or taken with respect to the pending patent applications or issued patents, and/or applications for registration of, or registered, trademarks, in each case, included in the material Company Registered Intellectual Property for which the Company or the Company Subsidiaries is responsible but only if such payment or other action was necessary to, as applicable, not abandon or to otherwise maintain such material Company Registered Intellectual Property.

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(b)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company and the Company Subsidiaries own and possess all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens) or, have the right to use, including pursuant to valid and enforceable Specified Contract(s) set forth in Section 3.13(a)(iii) of the Company Disclosure Letter or other right to use, all Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries as presently conducted (the “Company Intellectual Property”). To the knowledge of the Company, no third party has any joint ownership interest in any inventions claimed by any issued patents or pending patent applications included in the Company Registered Intellectual Property.

(c)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Company Subsidiaries as presently conducted is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any of the Company Registered Intellectual Property or other material Company Intellectual Property owned by the Company or any Company Subsidiary;

(d)          Except as set forth in Section 3.18(d) of the Company Disclosure Letter, as of the date of this Agreement, there is no action pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary (other than, for clarity, office actions), and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any notice from any Person since June 1, 2012, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company or the Company Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property owned by the Company or any Company Subsidiary; except, in each case (clauses (i) an (ii)), as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, none of the material Company Intellectual Property owned by the Company or any Company Subsidiary is subject in any material respect to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that materially and adversely restricts the use, transfer or registration of, or materially and adversely affects the validity or enforceability of, any such Company Intellectual Property.

(e)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) no Company director, officer or employee owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Company Intellectual Property, and (ii) each Company director, officer or employee who is or was involved in the creation or development of any Company Intellectual Property for, and which Intellectual Property was intended to be owned by, the Company or any Company Subsidiary has signed a valid agreement containing an assignment of such Intellectual Property to the Company and confidentiality provisions protecting such Company Intellectual Property, and to the knowledge of the Company, there is no material uncured breach under any such agreement.

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(f)          The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect their rights in all material proprietary information held by the Company and the Company Subsidiaries, or purported to be held by the Company and the Company Subsidiaries, as a material trade secret that is included in the Company Intellectual Property owned by the Company or any Company Subsidiary.

(g)          To the knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or educational institution obtaining ownership of, or use rights to, such Company Intellectual Property, or does not require or otherwise obligate the Company to grant or offer to any such Governmental Entity or educational institution any license or other right to such Company Intellectual Property.

(h)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and the Company Subsidiaries (collectively, the “Company Systems”) are sufficient for the conduct of their business as presently conducted; (ii) in the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company and the Company Subsidiaries; and (iii) to the knowledge of the Company, in the past twelve (12) months, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

Section 3.19 Insurance. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any of the Company Subsidiaries is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals. To the knowledge of the Company, the Company and the Company Subsidiaries maintain and since January 1, 2014, have maintained insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies of similar size and stage of development as the Company and the Company Subsidiaries. There is no material claim pending under any of the Company’s or the Company Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

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Section 3.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than MTS Health Partners, L.P., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates.

Section 3.21 No Rights Agreement; Anti-Takeover Provisions. As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties set forth in Section 4.08, and as a result of the approval by the Company Board referred to in Section 3.04(b), no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement, the Tender Agreements or the Transactions.

Section 3.22 Opinion of Financial Advisor. The Company has received the opinion of MTS Securities, LLC, dated the date of this Agreement, to the effect that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion will be made available to Parent for informational purposes only as soon as possible following the date of this Agreement.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

Section 4.02 Merger Sub. (a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

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(b)          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by an indirect wholly owned subsidiary of Parent, as the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by an indirect wholly owned subsidiary of Parent, as the sole stockholder of Merger Sub. Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to Bankruptcy, Equity and Indemnity Exception).

Section 4.04 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of the State of Delaware and (iv) such other items (A) required solely by reason of the participation of the Company (as opposed to any third Person) in the Transactions or (B) that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

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Section 4.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.06 Brokers. No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates.

Section 4.07 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.08 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL. Neither Parent nor Merger Sub nor any of their affiliates own any shares of Company Common Stock.

Section 4.09 Certain Business Relationships. Neither Parent nor any of its affiliates is a party to any Contract with any director, officer or employee of the Company or any Company Subsidiary.

Section 4.10 Available Funds. Parent and Merger Sub have cash and available borrowing capacity under existing credit facilities sufficient to consummate the Offer, the Merger and the other Transactions on the terms contemplated by this Agreement and, at the expiration of the Offer and the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 2.10 and to perform their respective obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

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Article V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business of the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (A) conduct its business in the ordinary course consistent with past practice and, (B) to the extent consistent therewith, use commercially reasonable efforts to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and employees and (z) preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it. In addition, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          enter into any new line of business;

(b)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or any Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based incentive units or other rights to acquire any such shares of capital stock, except (A) for acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) for the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) for the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards, in each case in accordance with their terms and (D) pursuant to the exercise of the Company Warrants;

(c)          issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based incentive units, equity-based compensation or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Common Stock upon the exercise of Company Warrants or Company Stock Options, in each case, outstanding on the date hereof and in accordance with their terms;

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(d)          amend its certificate of incorporation, by-laws or other comparable organizational documents;

(e)          acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary), if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries would exceed $250,000;

(f)          except in the ordinary course of business consistent with past practice, as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written Contract to which the Company or any Company Subsidiary is a party, in each case, in effect on the date of this Agreement, or as required by applicable Law (A) adopt, enter into, establish, terminate, materially amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan or Company Benefit Agreement if it were in existence on the date hereof), (B) grant to any director, executive officer or employee of the Company or any Company Subsidiary any increase in compensation, (C) grant or pay to any director, executive officer or employee of the Company or any Company Subsidiary any severance or termination pay or any increase in severance or termination pay, (D) enter into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company or any Company Subsidiary, (E) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement or (F) hire or terminate (other than for cause) any executive officer or employee with annual base compensation equal to or greater than $250,000; provided that the foregoing clauses shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees (in each case, who have total annual base compensation of less than $250,000), in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, employment, benefits and compensation arrangements (excluding equity-based incentive grants);

(g)          make any contribution to the Company’s or any Company Subsidiary’s 401(k) plan or other defined contribution plans other than (A) as required under the terms of such plans as in effect on the date of this Agreement or (B) in the ordinary course of business consistent with past practice;

(h)          make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or materially revalue any of its assets, except as may be required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S-X promulgated under the Securities Act;

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(i)          sell, lease (as lessor), license or otherwise dispose of (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business and (ii) pursuant to Contracts to which the Company or any Company Subsidiary is a party made available to Parent and in effect prior to the date of this Agreement;

(j)          sell, assign, license or otherwise transfer or dispose of any Company Intellectual Property owned by the Company or any Company Subsidiary, except (i) for licenses (including sublicenses) to Intellectual Property granted in the ordinary course of business, (ii) pursuant to obligations in Contracts to which the Company or any Company Subsidiary is a party and that were made available to Parent and in effect prior to the date of this Agreement, or (iii) abandonment of any Company Registered Intellectual Property at the end of the applicable statutory term or upon any final rejection during prosecution, and, with respect to any pending application included in the Company Registered Intellectual Property that is not material to the Company and the Company Subsidiaries, any abandonment in the ordinary course of business;

(k)          (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (A) interest rate and other hedging arrangements on customary commercial terms in the ordinary course of business consistent with past practice or (B) short-term borrowings incurred in the ordinary course of business not in excess of $250,000 in aggregate principal amount outstanding at any one time, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company or any Company Subsidiary or (B) any acquisition not in violation of clause (d) above;

(l)          other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures in excess of $250,000 individually or $500,000 in the aggregate for such expenditures;

(m)          commence any Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(n)          pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $100,000 per payment, discharge, settlement, compromise or satisfaction or $250,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated thereby;

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(o)          except as required by Law, (i) make any change to any accounting method or accounting period used for Tax purposes (or request such a change), (ii) except as is in the ordinary course of business consistent with past practice, make or change any material Tax election, (iii) file an amended Tax Return that could materially increase the Taxes payable by the Company or any Company Subsidiary, (iv) enter into a closing agreement with any taxing authority regarding any material Tax, (v) settle, compromise or consent to any Tax claim or assessment with respect to material Taxes or surrender a right to any material Tax refund or (vi) waive or extend the statute of limitations with respect to any material Tax other than pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business;

(p)          except as is in the ordinary course of business, enter into, or modify or amend in a manner that is materially adverse to the Company, any Specified Contract or any Contract that, if existing on the date of this Agreement, would have been a Specified Contract; or

(q)          authorize, commit or agree to take any of the foregoing actions.

Section 5.02 No Frustration of Conditions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action (except as otherwise permitted by Sections 5.03 or 8.01) that would, or would reasonably be expected to, result in any Offer Condition or any condition to the Merger set forth in Article VII not being satisfied.

Section 5.03 No Solicitation. (a) The Company, the Company Subsidiaries and their respective directors and officers shall not, and the Company shall direct its and the Company Subsidiaries’ other Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement or understanding with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, immediately (i) cease all discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, prior to the Offer Closing Date, in response to a Company Takeover Proposal that did not result from a material breach of this Section 5.03(a) and that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also concurrently provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company and/or any Company Subsidiary furnished to such other Person which was not previously furnished to Parent, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal including soliciting the making of a revised Qualifying Company Takeover Proposal; provided that the Company may only take the actions described in clauses (A) or (B) above, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law.

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(b)          Neither the Company Board nor any committee thereof shall (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action or (C) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement providing for any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take or fail to take any of the actions specified in clause (A) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal, the Company may terminate this Agreement pursuant to Section 8.01(g) in accordance with Section 8.04(b); provided that, prior to so making an Intervening Event Adverse Recommendation Change or so terminating this Agreement, (1) the Company Board shall have given Parent at least four calendar days’ prior written notice of its intention to take such action and a description of the reasons for taking such action (which notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and all of the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Company Intervening Event Adverse Recommendation Change or to terminate this Agreement to accept a Superior Company Proposal would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial or other material terms (including the form, amount and timing of payment of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four-calendar-day notice period referred to in clause (1) of this proviso shall instead be equal to three calendar days) during which time the Company shall be required to comply with the requirements of this Section 5.03(b) anew with respect to such additional notice, including clauses (1) through (4) of this proviso.

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(c)          Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of the Company, or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law; provided that this Section 5.03(c) shall not be deemed to affect whether any such action (other than a recommendation against a Company Takeover Proposal or a “stop-look-and-listen” communication by the Company Board pursuant to Rule 14d-9 promulgated under the Exchange Act) would otherwise constitute an Adverse Recommendation Change.

(d)          In addition to the requirements set forth in paragraphs (a) and (b) of this Section 5.03, the Company shall, as promptly as practicable and in any event within one business day after receipt thereof, advise Parent orally and in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company reasonably believes could lead to or contemplates a Company Takeover Proposal and (ii) the terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to above, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to the status and details of any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent amendments or modifications thereto). The Company agrees that in the event any Company Subsidiary, or any Representative of the Company or any Company Subsidiary, takes any action which, if taken by the Company would constitute a breach of this Section 5.03, the Company shall be deemed to be in breach of this Section 5.03.

(e)          For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and that does not preclude sharing of information required to be shared with Parent pursuant to Section 5.03(d).

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“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or (B) 20% or more of the aggregate voting power of the capital stock of the Company or (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions.

“Intervening Event” means a material event, change, effect, development, condition or occurrence that affects or would be reasonably likely to affect the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole that (1) is not known by the Company Board as of the date of this Agreement or that, to the knowledge of the Company Board, was not reasonably foreseeable as of the date of this Agreement and (2) does not relate to a Company Takeover Proposal; provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (x) the fact that the Company meets or exceeds any internal or published forecasts or projections for any period, or any changes after the date of this Agreement in the market price or trading volume of Company Common Stock, (y) the reasonably foreseeable consequences of the announcement of this Agreement or (z) any event, fact or circumstance relating to or involving the Parent.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the date of this Agreement that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, on terms which the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, are, if consummated, more favorable from a financial point of view to the stockholders of the Company than the Transactions, taking into account all financial, legal, financing, regulatory and other aspects of such Company Takeover Proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company for terminating this Agreement).

Wherever the term “group” is used in this Section 5.03(e), it is used as defined in Rule 13d-5 under the Exchange Act.

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Article VI

Additional Agreements

Section 6.01 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books and records, Contracts and personnel and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company Subsidiaries shall be required to afford access or furnish information to the extent (and after notice to Parent) (a) such information is subject to the terms of a confidentiality agreement with a third party, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed the Transactions or any similar transaction involving the sale of the Company to, or combination of the Company with, any other Person, or (c) the Company determines in good faith that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries, or violate applicable Law or result in significant antitrust risk for the Company or any of the Company Subsidiaries, as applicable; provided that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent. All information exchanged pursuant to this Section 6.01 shall be subject to the confidentiality letter agreement dated December 22, 2014 between the Company and Parent (the “Confidentiality Agreement”).

Section 6.02 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a Proceeding by any Governmental Entity with respect to this Agreement or the Transactions and (ii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

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(b)          Parent and the Company shall, in consultation and cooperation with the other, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as reasonably practicable (but in no event later than ten business days after the date of this Agreement). Any such filings shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Antitrust Laws, as the case may be. Each of Parent and the Company shall (i) subject to applicable Law, furnish to the other party as promptly as reasonably practicable such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Antitrust Law, (ii) give the other party reasonable prior notice of any such filings or submissions and promptly notify the other party of any material communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Offer, the Merger or any of the other Transactions, and, subject to applicable Law, permit the other party (and its counsel) to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such proposed filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Offer, the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) subject to applicable Law, furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions and (iv) respond to any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable. The parties agree not to extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Antitrust Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party not to be unreasonably withheld, delayed or conditioned.

Section 6.03 Employee Matters. (a) From and after the Offer Closing Date and for a period of eighteen (18) months following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to individuals who are employed by the Company or any Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent, the Surviving Corporation or any Company Subsidiary (each, a “Company Employee”) (i) for each Company Employee, salary and incentive opportunities (excluding equity-based compensation) that are no less favorable in the aggregate than those provided to such Company Employee by the Company or the Company Subsidiaries immediately prior to the Offer Closing Date and (ii) for Company Employees in the aggregate, employee benefits that are no less favorable in the aggregate than those provided to such Company Employee by the Company or the Company Subsidiaries immediately prior to the Offer Closing Date. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide any Company Employee who experiences a termination of employment under circumstances that would have entitled such Company Employee to severance benefits under either the severance plan or policy of the Company or its affiliates applicable to such Company Employee immediately prior to the Offer Closing Date or a severance plan or policy of Parent or its affiliates applicable to similarly situated employees of Parent and its affiliates at the time of such termination, with severance benefits at a level at least equal to the greater of those that would have been provided under any such severance plan or policy, in each case, except to the extent it would result in any duplication of benefits.

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(b)          Following the Continuation Period, the Company Employees shall be entitled to participate in the plans of Parent, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”) to the same extent as other similarly situated employees of Parent, the Surviving Corporation and their respective affiliates. In addition, and without limiting the generality of the foregoing, following the Effective Time, each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable Company Benefit Plan (and to the same extent as participation was provided under such Company Benefit Plan) in which such Company Employee participates immediately prior to the Effective Time.

(c)          Without limiting the generality of Section 6.03(a), from and after the Offer Closing Date, Parent shall or shall cause the Surviving Corporation to assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any change in control severance agreement or other Company Benefit Agreement between the Company and any Company Employee) maintained by the Company or any Company Subsidiaries, in each case, as in effect at the Offer Closing Date, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) in accordance with their terms.

(d)          With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of their respective subsidiaries (to the same extent as such service was recognized under the corresponding Company Benefit Plan and Company Benefit Agreement); provided that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service or (ii) with respect to any benefit accrual under a defined benefit pension plan.

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(e)          With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan, in each case, except to the extent it would result in any duplication of benefits.

(f)          The provisions of this Section 6.03 are solely for the benefit of the parties to this Agreement, and no Company Employee or any other Person (including any beneficiary or dependent thereof) shall be a third-party beneficiary of this Agreement (except to the extent provided in Section 9.07 with respect to Section 6.04), and no provision of this Section 6.03 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any of its subsidiaries shall, nor shall be construed to, modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements or terminate the employment or service of any Company Employee.

(g)          Unless otherwise requested by Parent in writing at least five days prior to the Effective Time, contingent upon the Merger Closing, the Company shall take all necessary actions to terminate any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), with such termination effective as of the date immediately preceding the Merger Closing Date.

Section 6.04 Indemnification. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries that is in effect as of the date of this Agreement and that has been made available to Parent (i) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the date of this Agreement, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

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(b)          Without limiting Section 6.04(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could reasonably be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Surviving Corporation’s obligations under this Section 6.04(b) shall continue in full force and effect for the period beginning upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(c)          At or prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for covered for its current fiscal year under the Existing D&O Policies. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer and ending six years from the Effective Time, Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies (which amount the Company represents and warrants is set forth in Section 6.04(c) of the Company Disclosure Letter); provided further that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party.

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(d)          In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.04.

(e)          The obligations of Parent and the Surviving Corporation under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.04 applies without the consent of such affected Indemnified Party. The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)          Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.04.

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Section 6.05 Fees and Expenses. (a) Except as set forth in Section 6.01, Section 6.04, this Section 6.05 and Section 6.07, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)          The Company shall pay to Parent a fee of $45,800,000 (the “Company Termination Fee”) if:

(i)          the Company terminates this Agreement pursuant to Section 8.01(g);

(ii)         Parent terminates this Agreement pursuant to Section 8.01(d); or

(iii)        (A) after the date of this Agreement, a Company Takeover Proposal is publicly proposed or announced or made known to the Company Board and such Company Takeover Proposal is not withdrawn prior to the final expiration date of the Offer, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) or by Parent pursuant to Section 8.01(c) and (C) within twelve months after such termination the Company enters into a definitive agreement to consummate, or consummates, a Company Takeover Proposal.

For purposes of this Section 6.05(b), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.03(e) except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 6.05(b) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within two business days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within two business days of the consummation of such Company Takeover Proposal. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)          Acceptance by Parent of the fee due under Section 6.05(b)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(g). In the event the Company Termination Fee described in this Section 6.05 is paid to Parent, such Company Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and upon payment of the Company Termination Fee, none of the Company or the Company Subsidiaries or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 6.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange and except as permitted or required by Section 5.03. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

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Section 6.07 Transfer Taxes. Except as provided in Section 2.09(b) of this Agreement, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.08 Stockholder Litigation. Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or any of the Company Subsidiaries or affiliates. Each of Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received notice, and the Company shall keep Parent reasonably and promptly informed with respect to the status of any such stockholder litigation.

Section 6.09 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and its Compensation Committee) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of this Agreement will be, entered into by the Company or any of the Company Subsidiaries with current or future directors, officers or employees of the Company or any of the Company Subsidiaries.

Section 6.10 Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

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Section 6.12 Stock Exchange De-listing. Prior to the Merger Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII

Conditions Precedent to the Merger

Section 7.01 Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)          No Legal Restraints. No Judgment issued by any Governmental Entity of competent jurisdiction or Law or other legal prohibition (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect; provided that the party seeking to assert this condition shall have complied in all material respects with its obligations under Section 6.02 in respect of any such Legal Restraint.

(b)          Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted or caused to be accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

Article VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Date:

(a)          by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company:

(i)          if the Offer Closing Date has not occurred on or before October 24, 2016 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party if the failure to consummate the Offer is primarily due to a material breach of this Agreement such party; or

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(ii)         if any Legal Restraint permanently preventing or prohibiting the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have complied in all material respects with its obligations under Section 6.02 in respect of any such Legal Restraint;

(c)          by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in clause (ii) or (iv) of Exhibit A and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)          by Parent, prior to the Offer Closing Date, if: (i) an Adverse Recommendation Change has occurred; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) business days after Parent so requests in writing, or, if earlier, two (2) business days prior to the expiration date of the Offer, provided that, unless a Company Takeover Proposal shall have been publicly disclosed, Parent may only make such request once every thirty (30) days; or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than by Parent and its Affiliates), the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer, or, if earlier, two (2) business days prior to the expiration date of the Offer;

(e)          by the Company, if Merger Sub shall have terminated the Offer prior to its expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.01(a)), other than in accordance with this Agreement;

(f)          by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(g)          by the Company in accordance with Section 8.04(b).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement), other than Section 1.02(c), Section 3.20, Section 4.06, the last sentence of Section 6.01, Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination.

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Section 8.03 Amendment; Extension; Waiver  (a) This Agreement may be amended by the parties at any time prior to the Offer Closing Date. At any time prior to the Offer Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. This Agreement may not be amended or supplemented after the Offer Closing Date.

(b)          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.04 Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 8.01 shall not require the approval of the stockholders of the Company.

(b)          The Company may terminate this Agreement pursuant to Section 8.01(g) only if (i) the Company Board has received a Superior Company Proposal that did not result from a material breach of the Company’s obligations under Section 5.03, (ii) the Company Board has complied with the provisions of Section 5.03(b) and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 6.05 that is payable if this Agreement is terminated pursuant to Section 8.01(g).

Article IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

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Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to

Jazz Pharmaceuticals Public Limited Company
Fourth Floor, Connaught House,
One Burlington Road, Dublin 4, Ireland
Attention: Executive Vice President
Fax: +353 1 634 7850
Email: jazz_notices@jazzpharma.com

and to:

Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, CA 94304
Attention: General Counsel
Fax: (650) 496-3781

with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Fax: (858) 550-6420

Attention:	Barbara Borden
Email:	bordenbl@cooley.com

(b)	if to the Company, to

Celator Pharmaceuticals, Inc.
200 PrincetonSouth Corporate Center
Suite 180
Ewing, New Jersey
Fax: (609) 243-0202

Attention:	Scott T. Jackson
Chief Executive Officer

with a copy (which shall not constitute notice) to:

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Kirkland &Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax: (212) 474- 4762
Attention:	Daniel Wolf
David Feirstein
Email:	daniel.wolf@kirkland.com
david.feirstein@kirkland.com

Section 9.03 Definitions. For purposes of this Agreement:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.

A “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan.

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“Company Material Adverse Effect” means any change, event, effect or occurrence that (i) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Offer, the Merger and the other Transactions or the ability of the Company to perform its obligations under this Agreement in any material respect; provided, however, that for purpose of clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) general conditions in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States, the European Union or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts or threat of war (whether or not declared), sabotage, terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the Transactions, including any Proceeding in respect of this Agreement or any of the Transactions, (H) the compliance with the covenants contained in this Agreement (other than Section 5.01(A)) and any loss of or change in relationship with any customer, supplier, vendor, service provider, collaboration partner or any other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries, (I) (1) any action taken by the Company or any of the Company Subsidiaries at Parent’s written request or with Parent’s written consent or (2) the failure to take any action by the Company or any of the Company Subsidiaries if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor, (J) any regulatory, clinical or manufacturing changes, events or developments or any other actions or inactions after the date of this Agreement with respect to the Product or with respect to any product of any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations), and (K) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates, except, (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (y) in the case of clause (J) to the extent such change, event or development, action or inaction results from fraud by the Company or the Company Subsidiaries (in which case such change, event or development, action or inaction, to the extent resulting from fraud by the Company or the Company Subsidiaries, may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Stock Option” means any option (other than rights under the Company ESPP) to purchase Company Common Stock granted under a Company Stock Plan.

“Company Stock Plans” means the Company’s 2013 Equity Incentive Plan and the Company’s Amended and Restated 2005 Equity Incentive Plan.

“Company Warrants” means the warrants for the purchase of shares of Company Common Stock pursuant to the Warrant Agreements.

“Contract” means, with respect to any person, any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument to which such person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

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“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“EMA” means the European Medicines Agency.

“FDA” means the United States Food and Drug Administration.

“Good Clinical Practices” means, with respect to the Company, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and applicable regulations promulgated thereunder (including, for example, 21. C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company or its affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” mean, with respect to the Company, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of Company or the Company Subsidiaries are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” mean, with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of the Company or the Company Subsidiaries are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Health Laws” means any law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the FDCA, and the Public Health Service Act, as amended, in each case including any associated rules and regulations validly promulgated thereunder and all of their foreign equivalents.

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“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21. C.F.R. Part 312 (as amended from time to time) with respect to the Product, or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Intellectual Property” means the following intellectual property rights, which may exist under the laws of any jurisdiction in the world but, in each case, only to the extent protectable under applicable Law: (a) issued patents and pending patent applications, together with any reissues, continuations, continuations-in-part, provisionals, statutory invention certificates, revisions, divisionals, extensions and reexaminations in connection therewith; (b) all trademarks, service marks, trade dress, trade names, logos, slogans and other source identifiers, together with any applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) Internet domain names and URLs; (d) copyrights and copyrightable works of authorship and any applications, registrations and renewals in connection therewith; and (e) trade secrets and know-how, including inventions (whether or not patentable), technologies, processes, methods, formulae and data.

“knowledge” means (a) in the case of the Company, the actual knowledge after reasonable inquiry, as of the date of this Agreement, of the individuals listed on Section 9.03(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the actual knowledge after reasonable inquiry, as of the date of this Agreement, of the individuals listed on Section 9.03(b) of the Company Disclosure Letter.

“MAA” means an EU marketing authorization application.

“made available” means (unless otherwise specified), any document, item or other piece of information, (i) included or provided in the virtual data room hosted by Citrix ShareFile in connection with the Transactions on or prior to 8:00 p.m. New York time one business day prior to the execution of this Agreement or (ii) provided by email on May 27, 2016 to Parent and its Representatives.

“NDA” means a new drug application for a drug submitted to the FDA pursuant to 21. C.F.R. Part 314 (as amended from time to time), and all amendments or supplements thereto, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially delays (a) the consummation of the Offer, the Merger and the other Transactions or (b) the ability of Parent to perform its obligations under this Agreement in any material respect.

54

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Product” means the combination of cytarabine and daunorubicin identified as CPX-351 or VYXEOS.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA or the EMA, with responsibility for granting any license, registrations or approvals with respect to the Product.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including any INDs, NDAs and MAAs.

A “Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Warrant Agreements” means the agreements between the Company and each of the holders of the Company Warrants set forth on Section 9.03 of the Company Disclosure Letter.

Section 9.04 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date of this Agreement” shall be deemed to refer to May 27, 2016. All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. An Offer Condition shall be deemed to be satisfied at any time if such Offer Condition shall not have existed on or prior to such time or, if such Offer Condition shall have existed prior to such time, such Offer Condition shall not be continuing at such time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

55

Section 9.05 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties. (a) This Agreement, the Tender Agreements and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement, the Tender Agreements and the Confidentiality Agreement and (ii) except for Section 6.04, are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates and holders of Book-Entry Shares, the provisions of Section 2.10 shall be enforceable by holders of awards under the Company Stock Plans and the provisions of Section 2.11 shall be enforceable by holders of Company Warrants.

(b)          Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article III of this Agreement.

56

(c)          Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided further that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

57

Section 9.10 Specific Enforcement; Jurisdiction. (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 9.10(b), without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to seek specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement. If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 9.10(b), to seek to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)          Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in any Delaware state or Federal court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.02 (provided that nothing in this Section 9.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

58

Section 9.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Offer, the Merger or any other Transaction. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

Section 9.12 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.13 Cooperation. The parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

[remainder of page intentionally blank; signature pages follow]

59

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

JAZZ PHARMACEUTICALS PLC, as Parent,

by
/s/ Seamus Mulligan
Name: Seamus Mulligan
Title: Director

PLEX MERGER SUB, INC., as Merger Sub,

by
/s/ Matt Young
Name: Matt Young
Title: Treasurer

CELATOR PHARMACEUTICALS, INC., as Company,

by
/s/ Scott T. Jackson
Name: Scott T. Jackson
Title: Chief Executive Officer

60

Exhibit A
to
Agreement and Plan of Merger

Offer Conditions

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if (a) there shall not have been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of shares of Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL) that, when added to the shares of Company Common Stock then owned by Parent or Merger Sub, would represent one share more than 50% of the then outstanding shares of Company Common Stock, including any shares of Company Common Stock issuable to holders of Company Warrants that are deemed exercised in accordance with their terms immediately prior to such time (such condition in this clause (a), the “Minimum Tender Condition”) and (b) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have neither expired nor been terminated.

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for if, at the expiration of the Offer, any of the following conditions exists:

(i)          there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger; provided that the party seeking to assert this condition shall have complied in all material respects with its obligations of Section 6.02 in respect of any such Legal Restraint;

(ii)         (A) any representation and warranty of the Company set forth in Article III (other than those set forth in Sections 3.02(a)-(d), 3.04, 3.08(a) and 3.20) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation and warranty of the Company set forth in Sections 3.02(a)-(d) or 3.20 shall not be true and correct in all respects at such time, except where the failure to be true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and/or their Affiliates, individually or in the aggregate with all other such representations and warranties that is more than $10,000,000, (C) any representation and warranty of the Company set forth in Section 3.04 shall not be true and correct in all material respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (D) any representation and warranty of the Company set forth in Section 3.08(a) shall not be true and correct in all respects at such time, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date);

A-1

(iii)        the Company shall have failed to comply with or perform in all material respects all of the Company’s covenants, agreements and obligations to be performed by it as of such time under this Agreement;

(iv)        Parent shall not have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses “(ii)” and “(iii)” of this Exhibit A have been duly satisfied; or

(v)         this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition). The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

Exhibit B
to
Agreement and Plan of Merger

Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[                 ]

First: The name of the corporation is:

[                 ]

Second: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

Fourth: The corporation is authorized to issue one class of stock, to be designated “Common Stock”, with a par value of $0.01 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is one thousand (1,000).

Fifth: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

Sixth: The Board is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

Seventh: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article Seventh to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B-1

The corporation shall indemnify each of the corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

Any repeal or modification of the foregoing provisions of this Article Seventh by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

B-2

Exhibit C
to
Agreement and Plan of Merger

Index of Defined Terms

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	5.03(a)
Adverse Recommendation Change	5.03(b)
affiliate	9.03
Agreement	Preamble
Appraisal Shares	2.08(d)
Authorizations	3.15(a)
Bankruptcy, Equity and Indemnity Exception	3.04(a)
Book-Entry Shares	9.03
business day	9.03
Certificate of Merger	2.03
Certificates	2.09(b)
Change of Control Payment	3.13(a)(x)
closing agreement	3.09(f)
Code	1.01(d)
Commonly Controlled Entity	3.11(i)(i)
Company	Preamble
Company Balance Sheet	3.06(d)
Company Benefit Agreement	3.11(i)(ii)
Company Benefit Plan	3.11(i)(iii)
Company Board	3.04(b)
Company Board Recommendation	3.04(b)
Company By-laws	3.01
Company Charter	3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	6.03(a)
Company ESPP	9.03
Company Intellectual Property	3.18(b)
Company Material Adverse Effect	9.03
Company Preferred Stock	3.02(a)
Company Registered Intellectual Property	3.18(a)
Company SEC Documents	3.06(a)
Company Stock Option	9.03
Company Stock Option Cash Consideration	2.10(a)
Company Stock Plans	9.03
Company Subsidiaries	3.01
Company Systems	3.18(h)
Company Takeover Proposal	5.03(e) 6.05(b)

Annex I - 1

Company Termination Fee	6.05(b)
Company Warrant	9.03
Confidentiality Agreement	6.01
Consent	3.05(b)
Continuation Period	6.03(a)
Contract	9.03
control	9.03
controlled corporation	3.09(d)
controlled group	3.11(i)(i)
DGCL	Recitals
Direct Registration System	9.03
distributing corporation	3.09(d)
DOJ	6.02(b)
Effective Time	2.03
EMA	9.03
employee benefit plan	3.11(i)(iii)
Environmental Law	3.17(b)
ERISA	3.11(i)(iii)
Exchange Act	1.01(a)
Existing D&O Policies	6.04(c)
FDA	9.03
FDCA	9.03
Filed Company SEC Documents	Article III
Foreign Antitrust Laws	3.05(b)
Foreign Plan	3.11(h)
FTC	6.02(b)
GAAP	3.06(c)
Good Clinical Practices	9.03
Good Laboratory Practices	9.03
Good Manufacturing Practices	9.03
Governmental Entity	3.05(b)
group	5.03(e)
Health Laws	9.03
HSR Act	3.05(b)
IND	9.03
Indemnified Party	6.04(a)
Intellectual Property	9.03
Intervening Event	5.03(e)
Intervening Event Adverse Recommendation Change	5.03(b)
IRS	3.09(a)
Judgment	3.05(a)
knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(a)
Liens	3.03(a)
MAA	9.03

Annex I - 2

made available	9.03
materiality	Exhibit A
Measurement Date	3.02(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	2.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
multiemployer plan	3.11(e), 3.11(i)(iii)
Nasdaq	1.01(a)
NDA	9.03
Offer	Recitals
Offer Closing Date	1.01(a)
Offer Conditions	1.01(a)
Offer Documents	1.01(b)
Offer Price	Recitals
Outside Date	8.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	9.03
Paying Agent	2.09(a)
Payment Fund	2.09(a)
Permitted Liens	3.12
Person	9.03
Principal Stockholders	Recitals
Proceeding	3.14
Product	9.03
qualified	3.11(d)
Qualifying Company Takeover Proposal	5.03(a)
Regulatory Authority	9.03
Regulatory Authorizations	9.03
Representative	9.03
Schedule 14D-9	1.02(b)
SEC	1.01(a)
Section 262	2.08(d)
Securities Act	3.06(b)
Specified Contract	3.13(a)(xiii)
Stockholder List Date	1.02(c)
subsequent offering period	1.01(a)
subsidiary	9.03
Superior Company Proposal	5.03(e)
Surviving Corporation	2.01
Surviving Corporation Plans	6.03(b)
Takeover Law	3.21
Tax Return	3.09(j)(i)
Taxes	3.09(j)(i)

Annex I - 3

Tender Agreements	Recitals
Termination Condition	Exhibit A
Transactions	1.02(a)
Transfer Taxes	6.07
Voting Company Debt	3.02(c)
Warrant Agreement	9.03

Annex I - 4